As filed with the Securities and Exchange Commission on May 12, 2025

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SIMPSON MANUFACTURING CO., INC.
(Exact name of registrant as specified in its charter)

Delaware	94-3196943
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5956 W. Las Positas Blvd. Pleasanton, California 94588
(Address of principal executive offices, including zip code)

Simpson Manufacturing Co., Inc. Employee Stock Purchase Plan
(Full title of the plan)
Cassandra Payton Executive Vice President and General Counsel 5956 W. Las Positas Blvd. Pleasanton, California 94588 (925) 560-9000
(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:
Bryan K. Brown Justin W. McKithen Jones Day 717 Texas Avenue, Suite 3300 Houston, Texas 77002 (832) 239-3939
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I.
Item 1.    Plan Information*

Item 2.     Registrant Information and Employee Plan Annual Information*

*The document(s) containing information required by Part I of this Registration Statement to be included in the Section 10(a) prospectus will be sent or given to participants in the Simpson Manufacturing Co., Inc. Employee Stock Purchase Plan (as amended and restated as of January 31, 2025) as specified in Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, filed with the Commission, are incorporated into this Registration Statement by reference:

(a)the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed March 3, 2025;
(b)the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed May 9, 2025;
(c)the Registrant’s Current Report on Form 8-K filed with the Commission on January 3, 2025; and
(d)the description of the Registrant’s common stock contained in Exhibit 4.1 to the Form 10-K for the year ended December 31, 2024, and including any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (excluding information deemed to be furnished and not filed with the Commission) subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant’s amended and restated certificate of incorporation contains provisions that limit the liability of the Registrant’s directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended, and the Registrant’s amended and restated bylaws provide that the Registrant will indemnify its directors and executive officers to the fullest extent permitted by the DGCL or any other applicable law as it presently exists or may hereafter be amended and permit the Registrant to indemnify its other officers, employees and other agents, in each case as set forth in the DGCL or any other applicable law.

The Registrant has entered into indemnification agreements with its directors and officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal actions, proceedings, or investigations to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interests of the Registrant.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

Exhibit Number	Description of Exhibit
4.1
Certificate of Incorporation of Simpson Manufacturing Co., Inc., as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-13429) for the quarter ended March 31, 2018)

4.2
Certificate of Amendment of Registrant’s Certificate of Incorporation of Simpson Manufacturing Co., Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-13429) filed on May 6, 2024)

4.3
Amended and Restated Bylaws of Simpson Manufacturing Co., Inc., as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-13429) filed on March 14, 2023)

4.4
Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024 (File No. 001-13429), filed March 3, 2025)

5.1	Opinion of Jones Day (filed herewith)
23.1	Consent of Grant Thornton LLP (filed herewith)
23.2	Consent of Jones Day (included in Exhibit 5.1) (filed herewith)
24.1	Power of Attorney (included on signature page hereto) (filed herewith)

99.1
Simpson Manufacturing Co., Inc. Employee Stock Purchase Plan (incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 001-13429) filed on March 24, 2025)

107.1	Calculation of Filing Fee Table (filed herewith)
Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on this 8th day of May, 2025.

SIMPSON MANUFACTURING CO., INC.

By: /s/Matt Dun
Name: Matt Dunn
Title: Chief Financial Officer and Treasurer

POWER OF ATTORNEY
The undersigned officers and directors of Simpson Manufacturing Co., Inc. hereby constitute and appoint each of Michael Olosky and Matt Dunn (with full power to each of them to act alone) as his or her true and lawful attorney-in-fact or attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments thereto, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or any substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/Mike Olosky Mike Olosky	Chief Executive Officer and Director (Principal Executive Officer)	May 8, 2025
/s/ Matt Dunn Matt Dunn	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	May 8, 2025
/s/ Philip Donaldson Philip Donaldson	Chairman of the Board and Director	May 8, 2025
/s/ James Andrasick James Andrasick	Director	May 8, 2025
/s/ Chau Banks Chau Banks	Director	May 8, 2025
/s/ Felica Coney Felica Coney	Director	May 8, 2025

/s/ Angela Drake Angela Drake	Director	May 8, 2025
/s/ Celeste Volz Ford Celeste Volz Ford	Director	May 8, 2025
/s/ Kenneth Knight Kenneth Knight	Director	May 8, 2025